UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2021

MAUI LAND & PINEAPPLE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-06510	99-0107542
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
200 Village Road, Lahaina, Maui, Hawaii 96761 (Address of principal executive offices) (Zip Code)

(808) 877-3351
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without Par Value	MLP	NYSE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 23, 2021 Maui Land & Pineapple Company, Inc. (“Company”) executed a Fourth Loan Modification Agreement and Second Amended and Restated Credit Agreement (“Agreements”) with First Hawaiian Bank (“Bank”) to be effective December 31, 2021. The Agreements amend the Company’s existing $15.0 million revolving line of credit facility (“Credit Facility”) with the Bank.

The Agreements extend the maturity date of the Credit Facility to December 31, 2025, release the Company’s 800-acre Kapalua Mauka property from collateral, and provide options of revolving or term loan borrowings. The aggregate outstanding principal balance shall not exceed $15.0 million. Interest on revolving borrowing is at the Bank’s prime rate minus 1.125 percentage points. Interest on term loan borrowing is fixed at the Bank’s commercial loan rates with interest rate swap options available. Revolving borrowing may be converted to a term loan for up to a 10 year term which could extend maturity of term loan to December 31, 2035. The Company’s three premier commercial properties totaling approximately 30,000 square feet of leased space in the Kapalua Resort remains pledged as security for the Credit Facility.

At December 23, 2021, the Company had no outstanding debt under the Credit Facility.

The foregoing summary of the terms of the Agreements are not complete and are qualified in their entirety by reference to the full texts of the Agreements, which will be filed as an exhibit to the Company’s periodic report for the corresponding period.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: December 28, 2021	By:	/s/ WADE K. KODAMA
Wade K. Kodama
Chief Financial Officer